Exhibit (k)(7)

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3
FOR
POMONA INVESTMENT FUND

WHEREAS, Pomona Investment Fund (the “Company”) engages in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of the Company may be divided into two classes of stock consisting of a class of Common Stock and a class of Preferred Stock;

WHEREAS, shares of Common Stock of the Company are divided into four series of Common Stock designated Class A Shares, Class I Shares, Class M1 Shares and Class M2 Shares;

WHEREAS, the Company has adopted a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the “Plan”) with respect to the Company; and

WHEREAS, pursuant to an Amended and Restated Distribution Agreement dated as of February 24, 2016, the Company employs Voya Investments Distributor, LLC (“Distributor”) as distributor of the securities of which it is the issuer.

NOW, THEREFORE, the Company hereby adopts the Plan, in accordance with Rule 18f-3 under the Act on the following terms and conditions:

1.            FEATURES OF THE SERIES. The Company issues its shares of Common Stock in four series: “Class A Shares,” “Class I Shares,” “Class M1 Shares” and “Class M2 Shares.” Shares of each series of the Company shall represent an equal pro rata interest in the Company and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each series shall have a different designation; (b) each series of shares shall bear any Class Expenses, as defined in Section 5 below; and (c) each series shall have exclusive voting rights on any matter submitted to shareholders that relates solely to it or its distribution arrangement and each series shall have separate voting rights on any matter submitted to shareholders in which the interests of one series differ from the interests of any other series. In addition, Class A, Class I, Class M1 and Class M2 Shares shall have the features described in Sections 2, 5 and 6 below.

2.	SALES CHARGE STRUCTURE.

(a)          CLASS A SHARES. Class A Shares of the Company shall be offered at the then-current net asset value plus an initial sales charge, if applicable, as set forth in the Company’s current prospectus or supplements thereto. A minimum initial investment for Class A shares is imposed as described in the Company’s current prospectus or supplements thereto. Class A Shares shall be subject to an early repurchase fee as set forth in the Company’s current prospectus or supplements thereto.

(b)          CLASS I SHARES. Class I Shares shall be offered to certain institutional investors, as indicated in the Company’s current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge. Class I Shares shall be subject to an early repurchase fee as set forth in the Company’s current prospectus or supplements thereto. A minimum initial investment for Class I shares is imposed as described in the Company’s current prospectus or supplements thereto.

(c)          CLASS M1 SHARES. Class M1 Shares shall be offered through intermediary wealth management platforms associated with private banks and trust companies, as indicated in the Company’s current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge. Class M1 Shares shall be subject to an early repurchase fee as set forth in the Company’s current prospectus or supplements thereto. A minimum initial investment for Class M1 shares is imposed as described in the Company’s current prospectus or supplements thereto.

(d)          CLASS M2 SHARES. Class M2 Shares shall be offered through intermediary wealth management platforms associated with private banks and trust companies, as indicated in the Company’s current prospectus or supplements thereto, at the then-current net asset value without the imposition of an initial sales charge. Class M2 Shares shall be subject to an early repurchase fee as set forth in the Company’s current prospectus or supplements thereto. A minimum initial investment for Class M2 shares is imposed as described in the Company’s current prospectus or supplements thereto.

3.	DISTRIBUTION AND SHAREHOLDER SERVICING PLAN.

(a)          CLASS A SHARES. Class A Shares of the Company have adopted a Distribution and Service Plan in accordance with Rule 12b-1 pursuant to which the Company may pay Distributor quarterly (or at such intervals as the Board of Trustees shall determine) a fee at the rate of 0.1375% (0.55% on an annualized basis) of the quarter-end net asset value of the Company’s Class A Shares for distribution services or service activities (each as defined in paragraph (e), below) as designated by Distributor.

(b)          CLASS I SHARES. Class I Shares of the Company do not pay a fee for distribution services or service activities.

(c)          CLASS M1 SHARES. Class M1 Shares of the Company do not pay a fee for distribution services but may pay a fee of up to 0.075% (0.30% on an annualized basis) of the quarter-end net asset value of the Company’s Class M1 Shares for non-distribution personal shareholder services or account maintenance services pursuant to a Shareholder Servicing Plan.

(d)          CLASS M2 SHARES. Class M2 Shares of the Company do not pay a fee for distribution services or service activities.

(e)          DISTRIBUTION AND SERVICE ACTIVITIES.

(i)          As used herein, the term “distribution services” shall include services rendered by Distributor as distributor of the shares of the Company in connection with any activities or expenses primarily intended to result in the sale of shares of the Company, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of the Company’s shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead on the foregoing.

(ii)         As used herein, the term “service activities” shall mean, consistent with the Financial Industry Regulatory Authority (“FINRA”) definition of “service fees” at Section 2830(b)(9) of the FINRA Conduct Rules, as may be amended or interpreted by FINRA or other appropriate authority, activities in connection with the provision of personal, continuing services to investors in the Company, excluding transfer agent and sub-transfer agent services for beneficial owners of shares of the Company, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing sub-accounting services for Company shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners. Overhead and other expenses of Distributor related to its “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

4.           COMPLIANCE STANDARDS. The Company desires that investors in the Company select the sales financing method that best suits his or her particular financial situation. In this connection, Distributor may encourage Authorized Dealers to establish standards which govern sales of shares of the Company to assist investors in making investment decisions and to help ensure proper supervision of purchase recommendations.

5.	ALLOCATION OF INCOME AND EXPENSES.

(a)          The gross income of the Company shall, generally, be allocated to each series on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses and Transfer Agency Expenses, each as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each series of the Company. These expenses include:

(i)          Expenses incurred by the Company (for example, fees of Trustees, auditors and legal counsel) not attributable to a particular series of the Company’s shares (“Corporate Level Expenses”); and

(ii)         Expenses incurred by the Company not attributable to any particular series of the Company’s shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Company’s assets) (“Company Expenses”).

(b)          Expenses attributable to a particular series (“Class Expenses”) shall be limited to: (i) payments made pursuant to a Distribution and Service Plan in accordance with Rule 12b-1; (ii) Transfer Agency Expenses; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific series; (iv) Blue Sky registration fees incurred by a series; (v) SEC registration fees incurred by a series; (vi) the expense of administrative personnel and services to support the shareholders of a specific series; (vii) litigation or other legal expenses relating solely to one series; and (viii) Trustees’ fees incurred as a result of issues relating to one series. Expenses in category (i) and (ii) above must be allocated to the series for which such expenses are incurred. All other “Class Expenses” listed in categories (iii) – (viii) above may be allocated to a series but only if the President and Principal Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (the “Code”).

Therefore, expenses of the Company shall be apportioned to each series of shares depending on the nature of the expense item. Corporate Level Expenses and Company Expenses will be allocated among the series of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular series to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a series, it shall be charged to the Company for allocation among series, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one series of shares shall not be so allocated until approved by the Board of Trustees of the Company in light of the requirements of the Act and the Code.

6.          EXCHANGE PRIVILEGES. A shareholder may also exchange shares between classes of shares of the Company, provided that the shareholder is eligible to purchase the applicable shares, subject to the discretion of the Distributor to permit or reject such an exchange.

7.          QUARTERLY AND ANNUAL REPORTS. The Trustees shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular series of shares will be used to justify any distribution or servicing fee or other expenses charged to that series. Expenditures not related to the sale or servicing of a particular series shall not be presented to the Trustees to justify any fee attributable to that series. The statements, including the allocations upon which they are based, shall be subject to the review and approval of the independent Trustees in the exercise of their fiduciary duties.

8.          WAIVER OR REIMBURSEMENT OF EXPENSES. Expenses may be waived or reimbursed by any adviser to the Company, by the Company’s underwriter or any other provider of services to the Company without the prior approval of the Company’s Board of Trustees.

9.          EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Company and (b) those Trustees of the Company who are not “interested persons” of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

10.         MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 9 hereof.

11.         LIMITATION OF LIABILITY. The Trustees of the Company and the shareholders of the Company shall not be liable for any obligations of the Company under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Company in settlement of such right or claim, and not to such Trustees or shareholders.

12.         APPLICABLE LAW. These terms and conditions shall be governed by the laws of the State of Delaware.

Approved: May 24, 2016